EXHIBIT 3.(i)(a)


                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                                TECHNITROL, INC.


The undersigned corporation (hereinafter, the "Corporation) hereby desires to amend its Articles of Incorporation in their entirety as permitted under Section 19 (a) (5) of the Pennsylvania Business Corporation Law of 1988, as amended, as follows:

         FIRST: The aggregate number of shares which the corporation shall have authority to issue is One Hundred Seventy-Five Million (175,000,000) shares of Common Stock; the par value of said Common Stock shall be $.125 per share.